INDEPENDENCE REALTY TRUST, INC.
LONG TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD CERTIFICATE

To the Grantee Named Below:

You have been granted Restricted Stock of Independence Realty Trust, Inc. (the “Company”) under Section 9.1 of the Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”). This Restricted Stock Award Certificate (the “Award Certificate”) sets forth the aggregate number of shares under this Award and its terms and conditions. This Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Award Certificate and in the Plan.

Grant Date:	January 31, 2014
Number of Shares:	[ ]
Vesting:
You are receiving this Award in your capacity as a Consultant to the Company arising from your status as an employee of RAIT Financial Trust (“RAIT”).
Therefore, your award will vest provided that you (i) continue in your employment with RAIT; the Company’s advisor or their respective affiliates;
or (ii) become and continue as an Employee or a Consultant of the Company through the following:

First anniversary of Grant Date 1/3 of Shares
Second anniversary of Grant Date 1/3 of Shares
Third anniversary of the Grant Date 1/3 of Shares
Additionally, your award will vest all of the Shares under this Award if the
Company undergoes a Change in Control (as defined in the Plan) and your service as a Consultant is terminated within one year of such Change in
Control.

If your employment service with RAIT; the Company’s advisor or their respective affiliates terminates by reason of death or Disability, then your
Restricted Stock will become fully vested.
If your employment service with RAIT; the Company’s advisor or their respective affiliates terminates prior to full vesting for any reason other than death, Disability or Change in Control, you shall forfeit any remaining unvested Restricted Stock and related dividends subject to this Award as of the date of such termination of service. Upon a forfeiture, unvested
Restricted Stock and related dividends shall be transferred to the Company.
If your employment service with RAIT; the Company’s advisor or their respective affiliates terminates prior to full vesting, but you continue to provide services to the Company as an Employee or Consultant, then such termination of service shall not result in the forfeiture of unvested
Restricted Stock.

Rights a Shareholder:
Except as otherwise provided in this Award Certificate or the Plan, you shall have all the rights of a stockholder of the Company with respect to the
Restricted Stock, subject to the restrictions, including, without limitation, voting rights and allocation of cash or stock dividends, in respect of the
Restricted Stock subject to the vesting of the Award.
The Company may require you to execute an “Investment Representation
Statement” and enter into a shareholder’s agreement or any other agreement required by the Board or shareholders in general, with such terms and conditions as the Company may prescribe.

Tax Liability of the Participant and Payment of Taxes:
You acknowledge and agree that any income or other taxes due from you with respect to the Restricted Stock issued pursuant to this Award Certificate shall be your responsibility. Upon vesting, you may elect to have a portion of your vested shares withheld in order to satisfy your tax obligations.
Upon execution of this Award Certificate, you may file an election under
Section 83(b) of the Code (See attached Exhibit A ). You have been given the opportunity to obtain the advice of your tax advisors with respect to the tax consequences of the Restricted Stock and the provisions of this Award
Certificate. You assume all responsibility for filing the Section 83(b)
election and paying any taxes resulting from such election or from failure to file the election and paying taxes resulting from the lapse of the restrictions on the unvested shares. Tax obligations arising from the Section
83(b) election must be paid by you and cannot be satisfied by withholding shares.

Transferability:
Except as otherwise provided in this Award Certificate, until the Restricted
Stock vests and become non-forfeitable, you may not transfer or assign the
Restricted Stock for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Restrictions on Resale:
By accepting this Award Certificate, you agree not to sell any Restricted
Stock acquired under this Award Certificate at a time when applicable laws,
RAIT or Company policies, any stockholder agreement or other agreement to which you are a party or any agreement between the Company and its underwriters, prohibit a sale.

Miscellaneous:
As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Certificate shall be interpreted by the Board (or a committee thereof) and that any such interpretation of the terms of this Award Certificate and any determination made by the Board (or a committee thereof) pursuant to this Award Certificate shall be final, binding and conclusive. This Award Certificate may be executed in counterparts. This Award Certificate and the Restricted Stock
granted hereunder shall be governed by Maryland Law.

This Award Certificate and the Restricted Stock granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. Additional provisions regarding your Restricted Stock and definitions of capitalized terms used and not defined in this Restricted Stock can be found in the Plan. Any inconsistency between this Award Certificate and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate, which shall remain in full force and effect. In the event that any provision of this Award Certificate or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Award Certificate as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS AWARD CERTIFICATE AND THE RESTRICTED STOCK GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

INDEPENDENCE REALTY TRUST, INC.	GRANTEE
By: Name: James J. Sebra	Name:

Title: Chief Financial Officer & Treasurer

INDEPENDENCE REALTY TRUST, INC.
2929 ARCH STREET, 17TH FLOOR
PHILADELPHIA, PA 19104

To: Re: Date:	Participants Receiving Restricted Stock Awards “83(b) Election” for Federal Income Tax Treatment January 31, 2014

You have been awarded shares of Common Stock of Independence Realty Trust, Inc. (the “Common Stock”) pursuant to the Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”) as described in the Restricted Stock Award Certificate (the “Award”). This memorandum outlines the tax treatment of the Award, and explains the opportunity you have to impact that treatment if you make an appropriate election as provided under Section 83(b) of the Internal Revenue Code (“Code”), or an “83(b) election”. This memorandum is for information purposes only and should not be construed as tax or financial planning advice. You should consult with your personal tax advisor to determine the most appropriate course based on your personal financial goals.

Federal Income Taxes

The Award consists of Shares of Common Stock, the fair market value of which is taxed at ordinary income rates when the restrictions applicable to the shares of Common Stock lapse and you become “vested” in such shares of Common Stock. Under the Plan, fair market value is defined as the closing price of a Common Share on the New York Stock Exchange on the relevant date. The vesting schedule of the shares of Common Stock is set forth in your Award. The Award provides that you may elect to satisfy any withholding tax arising on a vesting date by having shares of Common Stock and related dividends subject to the Award withheld with a fair market value equal to the tax due.

Under Section 83(b) of the Code, you have the option of electing to include as ordinary income in your taxable income for 2014 the fair market value at the grant date of some or all of the unvested shares of Common Stock included in the Award. An 83(b) election allows you to defer the remaining tax on the appreciation on the shares of Common Stock, if any, that occurs during the vesting period until you sell or otherwise dispose of the shares of Common Stock. Any appreciation or depreciation of the shares of Common Stock at disposition will be taxable as a capital gain or loss, respectively. The risk, however, is that if you do not vest in the shares of Common Stock included in the Award after having made a Section 83(b) election, you will have paid federal income taxes on property that will be forfeited and the taxes paid are not deductible. In addition, any withholding taxes due when you make an 83(b) election must be paid in cash and cannot be satisfied by having shares of Common Stock and related dividends subject to the Award withheld.

Under your current Award, if you make an 83(b) election, you are required to include in your 2014 ordinary income an amount equal to the product resulting from multiplying the fair market value of a Common Share on the grant date by the number of shares of Common Stock in your Award subject to your 83(b) election. You will have no additional tax liability when vesting occurs. When you sell any shares of Common Stock in your Award, any appreciation in excess of the fair market value of a Common Share on the grant date will be taxed as capital gain.

If you do not make an 83(b) election, the fair market value of such shares of Common Stock on the vesting date, including any appreciation after the date of grant, will be includable as ordinary income in the year when the shares of Common Stock vest.

Code Section 83(b) election

A copy of the 83(b) election form is available from the RAIT Human Resources department. The 83(b) election must be filed with the IRS within 30 days of the grant date of the Award. This initial filing must be made with the Internal Revenue Service Center with which you file your Federal income tax returns. Additionally, you are required to file a copy of your 83(b) election (1) with your income tax return for the taxable year in which you receive the Award (in this case, your 2014 tax return) and (2) with the RAIT Human Resources department. The 83(b) election is irrevocable except with the consent of the IRS. You need not make the election with respect to all of the shares of Common Stock granted in the Award .